UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2010
Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33466 (Commission File Number)	20-5622045 (IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400
St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 275-3600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On July 21, 2010, the Dodd-Frank Wall Street and Consumer Protection Act (the “Act”) was enacted. Section 1503 of the Act requires a Current Report on Form 8-K if a company is issued an imminent danger order under Section 107(A) of the Federal Mine Safety and Health Act of 1977 by the U.S. Mine Safety and Health Administration (“MSHA”).
     On November 9, 2010, the American Eagle mine, received an imminent danger order issued by MSHA which indicated that a multi-gas detector was not provided to a work crew at the mine. An additional multi-gas detector was immediately provided to the work crew to remedy the situation. An investigation showed that an employee responsible for carrying the detector for the work crew had been redeployed to perform another task at the mine and took the detector with him. On November 10, 2010, following a meeting with officials from MSHA and after consideration of additional information presented by mine management, MSHA agreed to vacate the 107(A) order.
     On November 9, 2010, the Big Mountain No. 16 mine received an imminent danger order issued by MSHA when elevated levels of carbon monoxide were detected at a surface evaluation point of the mine monitoring the bleeder system from an inactive portion of the mine. After further investigation it was determined that the rise in carbon monoxide levels likely originated in an abandoned coal seam, previously operated by other companies, below the Big Mountain No. 16 mine. The gases from this abandoned mine migrated into the bleeder system through the floor of the Big Mountain 16 mine above. While no evidence of an active fire in Big Mountain can be found, mine personnel continue to investigate the reasons for the elevated levels of carbon monoxide. Operations have partially resumed at the mine and the inactive area is being sealed off. Patriot continues to review the circumstances surrounding the issuance of the order and is considering a possible contest of this order based on the findings of their investigation. No injuries resulted from the condition described in the order.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 12, 2010

PATRIOT COAL CORPORATION
By:	/s/ Mark N. Schroeder
Mark N. Schroeder
Senior Vice President & Chief Financial Officer